Exhibit 99.1

Royal Gold Raises Common Stock Dividend 13% to $0.36 Per Share

DENVER, COLORADO.  NOVEMBER 18, 2009:  ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), a  leading precious metals royalty company,  today announced that its Board of Directors increased the Company’s annual dividend for its shares of common stock from $0.32 to $0.36, payable on a quarterly basis of $0.09 per share.  Royal Gold has steadily increased its annual dividend since it first issued a $0.05 annual payment for calendar year 2000.

The Board also declared the dividend of $0.09 per share will be payable on January 15, 2010, to shareholders of record at the close of business on January 4, 2010.

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalty interests.  The Company owns royalties on 118 properties on six continents, including royalties on 21 producing mines and 12 development stage projects.  Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karen Gross,
Vice President and Corporate Secretary
(303) 575-6504

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